AMENDMENT NO. 1 TO

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (this "Amendment") to the Amended and Restated Executive

Employment Agreement effective March 18, 2022 (the "Employment Agreement"), by and between Independence Contract Drilling, Inc., a Delaware corporation ("ICD") and Katherine Kokenes ("Executive") is effective as of February 28, 2022.

WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement relating to the level of benefits paid to Executive in the event of termination of Executive's employment without Cause or for Good Reason in contemplation of a Change of Control;

NOW THEREFORE, In consideration of the mutual terms and agreement set forth herein, the parties hereto agree as follows:

1.	Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Employment Agreement.
2.	Amendment. As of the date of this Amendment, Section 6(b)(vi) of the Employment Agreement is hereby amended and restated in its entirety as follows:

"(vi) "Severance Multiple," for purposes of calculating the Other Benefits due under this Section 6(b), shall be one (1) times, and for purposes of calculating the Other Benefits due under Section 6(c) shall be one and one half (1.5) times. In addition, target Annual Bonus for purpose of calculating the Other Benefits due under Section 6(c) shall mean the target Annual Bonus for the fiscal year in which termination of employment occurred."

All other provisions of the Employment Agreement shall remain unchanged, except as amended hereby, and all future references to the Employment Agreement, shall refer to the Employment Agreement, as amended by this Amendment.

Dated Effective: February 28, 2023

INDEPENDENCE CONTRACT DRILLING, INC.

By__/s/ J. Anthony Gallegos, Jr._____________________

J. Anthony Gallegos, Jr.

President & Chief Executive Officer

EXECUTIVE

___/s/ Katherine Kokenes___________________________

Katherine Kokenes